                                                                   EXHIBIT 10.14

                                   _________
                                   G L Y K O
                                   ---------

                                           February 22, 1998

Brian K. Brandley, PhD
106 Kimberly Court
Rolling Hills IL 60008

VIA FEDERAL EXPRESS (LOCAL PHONE 847 397 8901)

Dear Brian:

I am pleased to offer you the position of General Manager of Glyko, Inc. Contingent on approval at the next Board of Director's meeting you will be an officer of the Company, and you will be reporting directly to me. Your duties will include being responsible for the Company's analytic instrument and reagent business and the consulting business. This includes directing the company's sales and marketing, manufacturing, product development, and business development activities. The Glyko consulting business includes the custom services, diagnostic collaborations and research work for BioMarin Pharmaceutical Inc. Because you will have responsibility for some functions you are not experienced in (i.e. sales & marketing), Chris Starr and I will continue to assist you until you are able to completely manage these tasks independently. We anticipate that this will take 12 months. Furthermore we will ask you to begin a business development effort in the area of industrial enzymes which will require directing your sales team, traveling, and preparing proposals for clients. Your duties will also include data, budget and financial analysis, report writing, and administrative assistance as a member of the management team.

Your salary will be $135,000 per year ($11,250.00 per month). Although a performance bonus cannot be guaranteed at this time, it has been the policy of the company to offer such bonuses to its officers depending on the overall performance of the Company and the Company's financial condition. Such bonuses have been in the form of cash or stock options which are customarily 10-15% of salary.
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Your employment may be terminated at any time by Glyko without cause upon six months' notice to you and by you upon three months' notice to Glyko's Board of Directors. If your employment is terminated under the provisions of this paragraph, Glyko shall determine in its sole discretion whether you shall continue to discharge your duties as Glyko's General Manager. In any case, you shall be entitled to compensation and benefits as provided in this letter until the effective date of your termination.

If, within twelve months of this letter, your employment terminates for "Cause" (as defined herein), you shall not be entitled to compensation and benefits as provided in this letter. "Cause" is defined as (i) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your personal enrichment, (ii) your conviction of, plea of nolo contendere to, a felony, (iii) a willful act by you which constitutes gross
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misconduct and which is injurious to the Company, and (iv) following delivery to you of a written demand for performance from the Company which describes the basis for the Company's belief that you have not substantially performed your duties, continued violations by you of your obligations to the Company. The notice of termination under the provisions of this paragraph shall state the grounds for termination and state all relevant facts supporting the grounds.

If you, in the opinion of a licensed medical doctor, become mentally or physically incapacitated to the extent that you are unable to discharge your employment duties for a period of six months or more, Glyko shall continue to provide you, for a period ending six months from the determination of incapacity with the compensation as set out in this fetter. If you die during the term of your employment, Glyko shall continue to pay, for six months following your death, your compensation, as set out in this letter, to your surviving spouse, if there is one, or, if not, to the executor or administrator of your estate.

As a regular employee of Glyko, Inc. you will accrue three weeks per year of paid vacation, and be covered by the Company's medical, dental, accident-disability, and group life insurance plans. The Company also has a 40 l k plan for deferred compensation and retirement planning, although at this time the Company is making no contributions to the plan for its staff. A detailed description of the Company's benefits program can be found in the Glyko employee manual and Principal Mutual brochure which I am providing to you with this letter.

Subject to approval of the Board of Directors of Glyko Biomedical Ltd at its next meeting, you will be offered options to purchase 150,000 shares of common stock in Glyko Biomedical Ltd. The price for these options will be set at fair market value by the Board (the closing stock price at the time of granting the options). Today this price is US$1.70. The shares under this option will have a vesting period of 6/48th on the sixth month anniversary of your employment and 1/48th per month thereafter until fully vested. This option will expire 5 years from the date of grant or 90 clays following your termination if that occurs before 5 years. Please carefully read the enclosed "Glyko Biomedical Share Option-Plan- 1994" for details.
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As additional incentive Glyko will also agree to pay for reasonable moving expenses as outlined in your copy of the company's policy manual. This includes packing and moving expenses as well as food, lodging, and car rental for the first month here in California.

This offer of employment is made contingent on your providing the Company with the legally required proof of yore: identity and authorization to work in the United States. Also as stated in the employee manual, I need to remind you that nothing in this letter is designed to imply an employment contract of specific duration with Glyko.

Brian, we look forward to your response to this offer. All of us here at Glyko are excited about your joining us. Please indicate your acceptance of this offer by signing the acknowledgement below and return this letter to us before March 6th. If you accept the position, we would anticipate a starting date of April 1st or sooner. Please do not hesitate to call me if you have any questions.

Sincerely,

/s/ John C. Klock

John C. Klock
President

Accepted and agreed to:

/s/ Brian K. Brandley
-------------------------
Brian K. Brandley, PhD

2/25/98
-------
Date
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                       AMENDMENT TO EMPLOYMENT AGREEMENT
                       ---------------------------------

     WHEREAS: BioMarin Pharmaceutical Inc. (the "COMPANY") and Brian K. Brandley
     -------
("EMPLOYEE") entered into an Employment Agreement dated as of February 25, 1998, a copy of which is attached hereto as Exhibit "A";
                                      -----------

     WHEREAS: Each of the Company and Employee now desire to amend the
     -------
Employment Agreement.

     NOW, THEREFORE, the Company and Employee agree that, as of January 1, 1999, the Employment Agreement shall be amended to add the following provisions:

     In the event of the Involuntary Termination, as defined below, of Employee's employment with the Company within one (1) year of a Change of Control, as defined below, Employee shah be entitled to receive from the Company, within ten (10) days of such Involuntary Termination, a severance payment equal to six (6) months of Employee's then-current annual salary and fifty percent (50%) of the annual bonus that Employee would otherwise be entitled to receive for the calendar year in which such Involuntary Termination occurs. Additionally, upon such Involuntary Termination, fifty percent (50%) of the then unvested portion of all of Employee's options to purchase capital stock of the Company shall immediately vest. The capitalized terms used above shall have the following meanings:

          1. "Change of Control" shall mean the occurrence of any of the following events:

               j) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

               k) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

               l) The approval by stockholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

          2. "Involuntary Termination" shall mean (i) without the Employee's express written consent, a significant reduction of the Employee's duties, position or responsibilities, or the removal of the Employee from such position and responsibilities, unless the Employee is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); (ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the annual salary of the
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Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction wish the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than 25 miles from the Employee's then present location; (vi) any purported termination of the Employee by the Company which is not effected for disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors in the event of a Change of Control.

     IN WITNESS WHEREOF, each of the parties have executed this Amendment to the Employment Agreement as of January 1, 1999.

                                BIOMARIN PHARMACEUTICAL INC.

                                By: /s/ R W Anderson
                                   --------------------------------
                                   Raymond W. Anderson, Chief Financial Officer


                                EMPLOYEE

                                   /s/ Brian K Brandley
                                   --------------------------------
                                   Brian K. Brandley